UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Generation Zero Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	20-5465816
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

13663 Providence Road,
 Suite #253
Weddington, NC  28104
 (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: 333-146405 (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 Par Value Per Share
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Holders of shares of common stock, $0.001 par value per share, of Generation Zero Group, Inc. (the “Company,” “we,” and “us”) are entitled to one vote per share on each matter submitted to a vote of shareholders. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine.   There is no cumulative voting of the election of directors then standing for election.  The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of our Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Item 2. Exhibits.

Exhibit Number	Description of Exhibit

3.1(1)	Articles of Incorporation

3.2(2)	Certificate of Designations of Series A Preferred Stock

3.3(2)	Certificate of Designations of Series B Preferred Stock

3.4(3)	Certificate of Amendment to Articles of Incorporation

3.4(1)	Bylaws

(1) Filed as an exhibit to our Form SB-2 Registration Statement filed with the Commission on October 1, 2007, and incorporated herein by reference.

(2) Filed as an exhibit to our Form 8-K filed with the Commission on June 19, 2009, and incorporated herein by reference.

(3) Filed as an exhibit to our Form 8-K filed with the Commission on March 5, 2010, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Generation Zero Group, Inc.

By: /s/ Richard M. Morrell
Richard M. Morrell
Chief Executive Officer (Principal Executive Officer)

Date: September 26, 2014